EXHIBIT 99.1

Tim Gokey Elected to the Board of Directors of Broadridge
NEW YORK, N.Y., December 13, 2018- Broadridge Financial Solutions, Inc. (NYSE:BR) is pleased to announce that its Board of Directors has elected Tim Gokey, Broadridge’s current President and Chief Operating Officer and incoming Chief Executive Officer, as a Director of the Company on December 12, 2018. The effective date of both the Board seat and CEO transition will be January 2, 2019. Following his election, Broadridge’s Board will consist of 10 members, eight of whom are independent.

As previously announced on September 12, 2018, Mr. Gokey has been appointed to the role of CEO and Rich Daly, the current CEO, has been appointed to the role of Executive Chairman of the Board. Les Brun, Broadridge’s Independent Chairman of the Board, will become the Lead Independent Director. All moves are effective on January 2, 2019.

“We are pleased to welcome Tim to the Broadridge Board of Directors. He has been a champion of our corporate culture and has a deep understanding of our clients,” said Mr. Brun. “We look forward to Tim’s involvement and engagement with the Board as he has been instrumental in creating and executing strategies that have driven significant growth for Broadridge.”
Mr. Gokey, 57, joined Broadridge in 2010 to lead the Company’s growth initiatives. He was named Chief Operating Officer in 2012 and President in 2017. In those roles, he led the sustained development of the Governance, Capital Markets and Wealth Management businesses. He was also responsible for the expansion of Broadridge’s capabilities through organic investments and tuck-in acquisitions that have positioned Broadridge as a global Fintech leader.
Mr. Gokey will not receive any additional compensation in connection with his role as a Board member, and he will not serve as a member of any of the Company’s three standing Board committees, which are comprised solely of independent directors.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader and a part of the S&P 500® Index, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset managers and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than US $5 trillion in fixed income and equity trades per day. Broadridge employs over 10,000 full-time associates in 18 countries.

For more information about Broadridge, please visit www.broadridge.com.

Contact Information
Investors:
W. Edings Thibaul
Investor Relations
(516) 472-5129
Edings.thibault@broadridge.com

Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966
Gregg.rosenberg@broadridge.com